ADDENDUM NO. 2 TO PATENT LICENSE AGREEMENT

THIS ADDENDUM NO. 2 TO PATENT LICENSE AGREEMENT effective as of June 30, 2020 (the "**Addendum**") amends the PATENT LICENSE AGREEMENT (the "**Agreement**") between SETAYSHA TECHNICAL SOLUTIONS, LLC, a Texas limited liability company ("**STS**") and BROWNIE'S MARINE GROUP, INC., a Florida corporation ("**BMG**") effective April 6, 2018. This Addendum is by and between STS and BMG ("Parties").

WHEREAS, the STS and BMG have entered into the Agreement;

WHEREAS, STS and BMG have and continue to receive benefits under the Agreement;

WHEREAS, BMG desires STS to assist in designing and commercializing dive systems which provide for diving depths greater than 10ft ("**NextGen**" diving products) and utilizing the IP in the Agreement and the acknowledgement of the Parties of the uncompensated development completed to date by STS on NextGen diving products;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. **Addendum to Section 7.2 Assistance from STS.** To set the limits and expectations of the assistance from STS related to designing and commercializing NextGen diving products Section 7.2.3 is added as follows:

   7.2.3. Beginning May 28, 2020, STS agrees to provide support in the commercialization of NextGen Licensed Products up to thirty (30) hours per week at no additional charge upon request by BMG, up to a total of 900 hours; provided, however, that BMG reimburses STS for reasonable travel and other expenses incidental to providing such support. John Colborn, STS's managing director, shall communicate to BMG in writing the itemized reimbursable expenses and uncompensated hours up to 900 at intervals not longer than quarterly. STS may agree to provide, at its sole discretion, additional support services in excess of 30 hours per week, or in excess of 900 uncompensated hours, at a rate of $125.00 per hour. Such services will be provided by STS's Managing Director, and may comprise one or more of engineering, design, development, testing, manufacturing or marketing preparations, or other services.

2. **Addendum to Section 5.3 Minimum Royalty.** In order that STS receive deferred consideration for uncompensated services defined in Section 7.2.3, Section 5.3 is deleted in its entirety and amended as follows:

   5.3 Minimum Royalty. BMG will pay to STS a minimum yearly royalty of $60,000.00, or $15,000.00 per fiscal quarter, beginning in December 2019 and increasing by 2.15 percent per year. The Minimum Royalty will temporarily be increased by $60,000 per year for fiscal years 2022, 2023, and 2024 as illustrated in Table A2-1. In the fourth quarter of each calendar year, the Minimum Royalty paid for the year will be reconciled to the Earned Royalties for the year and any over-payment of Minimum Royalty for the year will be credited against the fourth quarter Earned Royalties due. BMG's obligations to pay STS a minimum yearly royalty will be suspended if: 1) no meaningful U.S. patent claims are obtained by STS after six (6) years from the Effective Date of this Agreement; and 2) an

unrelated and independent competitor commercializes a product that would infringe the Intellectual Property in the Elected Countries. Minimum Royalties to be reinstated only at such time that meaningful claim(s) covering the product are obtained or the competitor ceases operations.

Table A2-1

Year	Minimum Royalty with Inflation (Yearly)	NextGen Additional Minimum Royalty (Yearly)	Total Minimum Royalties (Yearly)	Quarterly Minimum Royalties
2019	$15,000		$15,000	$15,000
2020	$61,293		$61,293	$15,323
2021	$62,614		$62,614	$15,653
2022	$63,963	$60,000	$123,963	$30,991
2023	$65,342	$60,000	$125,342	$31,335
2024	$66,750	$60,000	$126,750	$31,687
2025	$68,188		$68,188	$17,047

3. **Addendum to Section 5.2.4 Contingent Reduction of Royalty Rates:** Because the IP of the Agreement is comprised significantly of STS Know-how as well as Patent Rights, Section 5.2.4 is deleted in its entirety and amended as follows:

   5.2.4 Contingent Reduction of Royalty Rates. If no patent is granted or issued within six (6) years of the Effective Date and an unrelated and independent competitor commercializes a product that would infringe the Intellectual Property in the Elected Countries, the royalty rates in this Section 5.2 shall be reduced by half until such time as a patent is granted in the affected Elected Country(ies). If no patent is granted or issued within ten (10) years of the Effective Date and an unrelated and independent competitor commercializes a product that would infringe the Intellectual Property in the Elected Country, the royalty rates in this Section 5.2 shall be reduced by seventy-five (75%) percent until such time as a patent is granted in the Elected Country.

4. **Addendum to Section 11.4 BMG's Right to Terminate.** In order that STS receive deferred consideration for uncompensated services defined in Section 7.2.3, Section 11.4.4 is added as follows:

5. 11.4.4 If BMG terminates this Agreement before December 31, 2024, then BMG shall pay STS $180,000, less cumulative royalties paid in excess of $334,961 for years 2019, 2020, 2021, 2022, 2023, and 2024.

6. **Effect on the Agreement.** Except as expressly set forth above, all of the terms and conditions of the Agreement shall continue in full force and effect after the execution of this Addendum and STS and BMG hereby affirm the terms of the Agreement. Capitalized terms used but not otherwise defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

7. **Amendments and Waivers.** The provisions of this Addendum may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Parties.

8. **Notices.** Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Agreement.

9. **Execution and Counterparts.** This Addendum may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

10. **Governing Law.** All questions concerning the construction, validity, enforcement and interpretation of this Addendum shall be determined pursuant to the Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Addendum to be signed by its respective duly authorized officer as of the date first written above.

SETAYSHA TECHNICAL SOLUTIONS, LLC

____
Name:
Its:

BROWNIE'S MARINE GROUP, INC.

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Name:
Its: CEO